Exhibit 2.10

NINETH AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS NINETH AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made as of the 8th day of March, 2017, by and between JANAF SHOPPING CENTER, LLC, a Delaware limited liability company (“JSC”), JANAF SHOPS, LLC, a Virginia limited liability company (“Shops”), JANAF HQ, LLC, a Virginia limited liability company (“JHQ”) and JANAF CROSSINGS, LLC, a Virginia limited liability company (“Crossings”) (collectively and each individually, “Seller”), and WHLR-JANAF, LLC, a Delaware limited liability company, or assigns (the “Purchaser”).
RECITALS
R-1.    Seller and Purchaser are parties to a certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of November 3, 2016, relating to certain Property located in the City of Norfolk, Virginia, more particularly described in the Purchase Agreement.
R-2.    This Purchase Agreement has been amended by a certain First Amendment to Purchase and Sale Agreement dated December 2, 2016 (the “First Amendment”), a certain Second Amendment to Purchase and Sale Agreement dated January 6, 2017 (the “Second Amendment”), a certain Third Amendment to Purchase and Sale Agreement dated January 9, 2017 (the “Third Amendment”), a certain Fourth Amendment to Purchase and Sale Agreement dated January 11, 2017 (the “Fourth Amendment”), a certain Fifth Amendment to Purchase and Sale Agreement dated January 13th, 2017 (the “Fifth Amendment”), a certain Sixth Amendment to Purchase and Sale Agreement dated February 3, 2017, a certain Seventh Amendment to Purchase and Sale Agreement dated March 6, 2017 (the “Seventh Amendment”), and a certain Eight Amendment to Purchase and Sale Agreement date March 7, 2017 (the “Eight Amendment”).
R-3.    Seller and Purchaser desire to further amend the Purchase Agreement.
AMENDMENT
NOW, THEREFORE, for and in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:
1.Amendment. The Purchase Agreement is hereby amended as follows:
(a) Review Period. The definition of “Review Period”, as initially stated on page 2 of the Purchase Agreement and as modified by the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment and the Eight Amendment is hereby deleted in its entirety and restated as follows:
“Review Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. (Norfolk, Virginia time) on the date that Seller provides Purchaser with either (i) a copy of a notice from the tenant under the WaWa Lease (as defined in the Fifth Amendment) that such tenant is thirty (30) days or less from completing its leasehold improvements or (ii) notice from Seller that such tenant under the WaWa Lease has filed for its final certificate of occupancy for its leased premises.
(b)     Closing Date.    The paragraph containing the definition of “Closing Date” on the first page of the Purchase Agreement (Section A under the heading “Definitions”), as previously amended, is hereby further amended by deleting the last sentence of such paragraph which currently reads as follows:

“Both Seller and Purchaser shall have the right to terminate this Contract if, through no fault of its own, the Loan Assumption Approvals have not been obtained on or before March 31, 2017, by written notice to the other parties in which event the Earnest Money shall be refunded to Purchaser and none of the parties shall have any further obligations to the others.”

And replacing it with the following sentence:

“Both Seller and Purchaser shall have the right to terminate this Contract if, through no fault of its own, the Loan Assumption Approvals have not been obtained on or before May 15, 2017, by written notice to the other parties at any time prior to the date that the Loan Assumption Approvals are actually received, in which event the Earnest Money shall be refunded to Purchaser and none of the parties shall have any further obligations to the others.”

(c) Olive Gardens Lease. Seller agrees that it will either (i) at or before the Closing, provide an estoppel certificate or other written confirmation from General Mills Restaurants, Inc. or its successor in interest (“Olive Garden”) either confirming that the right of first refusal contained in its lease does not apply to the purchase of the Property in accordance with the terms of the Purchase Agreement or that it waives such right or (ii) at Closing, execute and deliver to Purchaser an agreement from Seller and McKinley Inc. by which they agree to indemnify and hold Purchaser harmless from and against any loss or liability arising from any claim made by Olive Garden that its right of first refusal is applicable to the purchase of the Property by Purchaser pursuant to the Purchase Agreement, including any costs of defense incurred by Purchaser in defending any such claim.

2.Miscellaneous. Except as expressly amended in this Amendment, the Purchase Agreement (as previously amended) shall remain in full force and effect (and, if applicable, is reinstated). All capitalized terms not defined in this Amendment shall have the same definition and meaning as set forth in the Purchase Agreement (as previously amended). In the event of a conflict between the terms, conditions and provisions of the Purchase Agreement (as previously amended) and those of this Amendment, the terms, conditions and provisions of this Amendment shall prevail.

3.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, and/or with counterpart signature pages, all of which shall be treated collectively as representing the single execution of this Amendment. This Amendment may also be executed through facsimile/electronic signatures, which shall have the same binding effect on the parties as original signatures.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Ninth Amendment to Purchase and Sale Agreement.

PURCHASER:

WHLR-JANAF, LLC, a Delaware limited liability company

By:	Wheeler REIT, L.P., a Virginia limited partnership, its Sole Member

By:	Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, its General Partner

By:    /s/ Jon S. Wheeler
Jon S. Wheeler, Chief Executive Officer

SELLER:

JANAF SHOPPING CENTER, LLC,
a Delaware limited liability company

By:     Janaf Shopping Center Mezz LLC,

a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF SHOPS, LLC,
a Delaware limited liability company

By:     Janaf Associates Mezz LLC,
a Michigan limited liability company,
its Sole Member

By:	GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF CROSSINGS, LLC,
a Virginia limited liability company

By:    Janaf Crossings Manager LLC
a Virginia limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

JANAF HQ, LLC,
a Virginia limited liability company

By:     GPR McKinley Manager LLC,
a Michigan limited liability company,
its Manager

By:	/s/ Albert M. Berriz
Albert M. Berriz, Manager

The undersigned joins in the execution of this Amendment solely for the purpose described in Paragraph 1(d) above.

MCKINLEY, INC.

By:	/s/ Albert M. Berriz
Albert M. Berriz, President and CEO